Exhibit 99.1

PEABODY ENERGY News Release
CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Jan. 25, 2007
PEABODY ENERGY ANNOUNCES
RESULTS FOR THE YEAR ENDED DECEMBER 31, 2006
•	Peabody posts fifth consecutive year of record results

•	Full-year earnings rise 45% to $2.29 per share excluding Excel acquisition and $2.23 per share including Excel

•	EBITDA rises 24% to $1,080 million

•	Operating profit grows 28% to $663 million

•	Revenues climb 13% to $5.26 billion on industry record volume of 248 million tons
ST. LOUIS, Jan. 25 – Peabody Energy (NYSE: BTU) today reported a 45 percent increase in full-year earnings to $2.29 per share, excluding the effects of the recent Excel Coal acquisition. With the acquisition, earnings were $2.23 per share on net income of $600.7 million. EBITDA rose 24 percent to $1,080.4 million for the year.
     “The Peabody team delivered record results for the fifth consecutive year,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “And in 2007, we are targeting increased results as we benefit from greater access to high-margin global coal markets, along with higher realized U.S. prices from sales contracts signed in recent years. The international coal markets are very strong, and we expect U.S. markets to strengthen in 2007 with the announced industry production cutbacks and a return to normal electricity generation. In the near term, we are managing our U.S. production and capital to match demand.”
     In the fourth quarter, Peabody completed the acquisition of Excel, one of Australia’s largest coal companies, to serve rapidly expanding global markets and Peabody’s six-continent customer base. With Excel, Peabody acquired more than 500 million tons of proven and probable reserves to accommodate future expansion. EBITDA from international coal activities is anticipated to be as much as 30 percent of the company’s total in 2007 and continue to increase in later years.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 2
BUSINESS REVIEW
     Full-year 2006 revenues grew 13 percent over the prior year to a record $5.26 billion, on coal sales volume that led the industry at 248 million tons. The increase was driven by higher prices and increased volumes in all regions. Average revenues per ton for the year improved more than 7 percent in the U.S. and more than 6 percent in Australia.
     Peabody increased EBITDA from all business activities. Contributions from U.S. mining operations grew 3 percent for the year to $857.2 million. Increased customer demand drove higher realized pricing and volumes. EBITDA from Australian operations improved 37 percent to $278.4 million, driven by increased metallurgical coal volumes and a $19.7 million fourth quarter contribution from recently acquired operations. Trading and Brokerage and Resource Management contributed a combined $204.9 million of EBITDA, a 73 percent improvement over the prior year.
     Operating profit increased 28 percent for the year to $663.1 million. 2006 net income totaled $600.7 million, or $2.23 per share, compared with prior-year income of $422.7 million, or $1.58 per share. The tax benefit of $81.5 million for the year resulted from increased valuation of tax assets due to higher forecasted profitability and the certainty of sales contracting positions.
     During 2006, Peabody achieved its second best safety performance in the company’s 123-year history. The company received eight awards for safety including, for the second time in three years, the U.S. Department of Labor Sentinels of Safety award for the safest U.S. surface mine. The company was recognized with 14 reclamation awards, including five granted by the U.S. Department of the Interior.
     In the fourth quarter, Peabody also joined the S&P 500 index and was named to Forbes “Platinum List of America’s Best Big Companies.”
MARKETS
     “Growing demand for coal is being driven by rising global energy needs and increasing interest in energy security,” said Boyce. “China may become a net importer as early as the second half of 2007. Europe is taking steps to reinvest in coal. And the United States is pursuing significant initiatives to increase its long-term use of clean coal technologies for electricity generation and coal conversion applications.”
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 3
     Global coal demand is strong and growing, as coal continues to fuel the world’s leading economies. Approximately 115 gigawatts of new coal-fueled electricity generating capacity is scheduled to come on line around the world over the next three years. In its new Annual Energy Outlook, the U.S. Energy Information Administration (EIA) projects an additional 156 gigawatts of new U.S. coal-fueled generation by 2030, which by itself represents more than 500 million tons of additional coal demand. EIA has reaffirmed its forecast that coal’s share of the U.S. generation market will increase to 57 percent by 2030. EIA also raised its long-term natural gas and oil price assumptions, and reduced its estimate of liquefied natural gas available to the United States.
     Coal-to-gas and coal-to-liquids (CTL) plants represent a significant avenue for long-term industry growth. China and India are developing coal-to-gas and coal-to-liquids facilities. And coal-to-liquids technologies are receiving growing bipartisan U.S. support, as demonstrated by newly introduced CTL bills such as the “Coal-to-Liquid Fuel Promotion Act” by U.S. Senators Obama and Bunning.
     Coal was the fastest growing fuel in the world for each of the past four years, and Peabody believes this trend continued in 2006. Growth in European and Asian markets is estimated to have more than offset lower weather-related U.S. coal demand.
     In reviewing the global coal markets:
•	The Pacific seaborne market has tightened considerably. China’s net exports declined more than 30 percent in 2006, a trend that Peabody expects to continue;

•	Thermal coal from Australia into Asia remains in high demand, and a record number of ships are waiting to load in Newcastle. Australia thermal pricing is strong, rising in recent months. The current index price is $52 per metric ton, which is more than 20 percent higher than the price in October 2006;

•	China steel production is on pace for 21 percent growth over 2005, as China serves most of the growth in global steel demand; and

•	Seaborne metallurgical coal prices for the upcoming fiscal year are being settled from a reference price near $100 per metric ton.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 4
     While near-term U.S. markets are affected by year-end U.S. coal inventories at generators, which are estimated to be above the five-year average at 130 to 140 million tons, early indications suggest that growth in U.S. coal shipments slowed in the second half of 2006 and declined in December. A new U.S. EIA outlook for 2007 forecasts a demand increase of more than 20 million tons and a production decline of more than 30 million tons across the United States.
OUTLOOK
     “Peabody will continue to use its financial strength, global scope, 10 billion ton reserve base and extensive U.S. and international trading network as a platform aimed at continued shareholder value creation,” said Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “We are executing a multi-pronged action plan to deliver improved results by capitalizing on strong global markets and managing through near-term U.S. market softness.”
     Key initiatives include:
•	Expanding internationally where markets and margins are strongest.
Peabody is maximizing production at new mine developments in Australia. Operations acquired in the Excel transaction are projected to add 15 million tons of production in 2007 and up to 20 million tons in 2008. Peabody’s 2007 Australia production includes more than 11 million tons of high-demand thermal export coal. Peabody is also expanding its international presence with increased trading activities in Australia, China and Europe.
•	Tightly managing the cost structure.
In 2007, the company will implement a companywide mine operations process improvement initiative that was successfully piloted in 2006. Peabody also strengthened its operating base in 2006 at longwall operations in Australia and Colorado. And a new dragline and in-pit crusher/conveyor at North Antelope Rochelle will lead to higher productivity and lower per-ton consumption of fuel.
•	Limiting production growth.
Peabody reduced its anticipated 2007 production growth by 7 million tons in the third quarter, and will continue to evaluate proper production levels to match market demand. The company now targets 2007 production of 240 to 260 million tons and sales of 265 to 285 million tons.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 5
•	Exercising capital discipline.
Peabody anticipates capital expenditures comparable with last year in the range of $450 to $525 million, including $100 million of development capital in 2007 for new Excel operations.
•	Optimizing sales contracting strategies and coal trading opportunities.
Peabody uses its contracting strategies to layer in profitable agreements at appropriate times and levels. Peabody’s extensive backlog of business also provides multiple opportunities for substitution and structured product solutions using its leading trading and brokerage capabilities.
     Peabody is targeting full-year financial results in 2007 that include earnings per share of $2.10 to $2.75 and EBITDA of $1,200 million to $1,450 million. Quarterly and annual performance will be sensitive to transportation in the United States and Australia, the ramp-up of operations from Excel, and the timing of metallurgical coal shipments.
     The company is targeting increased yearly EBITDA at both U.S. and Australian operations, led by increased volumes and higher realized pricing. Targeted realized prices include an estimated 20 percent in higher Western U.S. revenues per ton, led by a 30 percent increase in premium Powder River Basin products, related to the benefit of contracts signed in recent years. These results will be partly offset by approximately $175 million in EBITDA impacts primarily related to lower metallurgical coal prices, union contract-driven labor costs and higher non-cash postretirement health care expenses.
     Peabody has 5 to 15 million tons of expected 2007 U.S. production unpriced at Dec. 31, 2006, after pricing 12 million tons of 2007 production in the fourth quarter. The company has 14 million tons remaining to be priced in Australia. The company has 70 to 80 million tons of expected U.S. coal production unpriced for 2008, along with 20 to 22 million tons of expected Australia coal production.
     For the first quarter, Peabody is targeting EBITDA of $275 to $325 million and earnings per share of $0.25 to $0.45.
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and 3 percent of worldwide electricity.
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PEABODY ENERGY ANNOUNCES RESULTS – PAGE 6
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements
For the Quarters and Years Ended December 31, 2006 and 2005

	(Unaudited)	(Unaudited)	(Unaudited)
	Quarter Ended		Year Ended
	December	December	December	December
(Dollars in Millions, Except Per Share Data)	2006	2005	2006	2005
Tons Sold (In Millions)	64.6	61.4	247.6	239.9

Revenues	$1,363.1	$1,234.7	$5,256.3	$4,644.5
Operating Costs and Expenses	1,077.1	937.7	4,156.1	3,715.9
Depreciation, Depletion and Amortization	114.2	83.7	377.2	316.1
Asset Retirement Obligation Expense	14.2	12.1	40.1	35.9
Selling and Administrative Expenses	57.1	54.4	175.9	189.8
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(37.9)	(6.3)	(132.2)	(101.5)
Income from Equity Affiliates	(4.7)	(4.3)	(23.9)	(30.1)

Operating Profit	143.1	157.4	663.1	518.4
Interest Income	(6.7)	(4.2)	(12.7)	(10.6)
Interest Expense:
Debt-Related Interest	60.6	22.6	132.5	89.4
Surety Bond and Letter of Credit Fees	3.4	4.2	10.9	13.5
Early Debt Extinguishment Costs	1.7	—	1.4	—
Income Tax Provision (Benefit)	(92.4)	(28.3)	(81.5)	0.9
Minority Interests	1.5	0.9	11.8	2.5

Net Income	$175.0	$162.2	$600.7	$422.7

Diluted EPS (1) (2)	$0.65	$0.60	$2.23	$1.58

Diluted EPS Excluding Excel Acquisition (3)	$0.71	$0.60	$2.29	$1.58

EBITDA	$271.5	$253.2	$1,080.4	$870.4

(1)	Weighted average diluted shares outstanding were 268.1 million and 269.0 million for the quarters ended December 31, 2006 and 2005, respectively, and were 269.2 million and 268.0 million for the years ended December 31, 2006 and 2005, respectively

(2)	Share and per share amounts reflect the company’s March 30, 2005 and February 22, 2006 two-for-one stock splits.

(3)	Diluted earnings per share excluding the impact of the Excel acquisition on net income.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended December 31, 2006 and 2005

	Quarter Ended		Year Ended
	December	December	December	December
	2006	2005	2006	2005
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$941.1	$850.4	$3,739.3	$3,350.3
Australian Mining Operations	280.8	207.8	843.2	598.1
Trading and Brokerage Operations	136.5	173.7	652.0	679.2
Other	4.7	2.8	21.8	16.9

Total	$1,363.1	$1,234.7	$5,256.3	$4,644.5

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.1	13.0	54.7	52.5
Western U.S. Mining Operations	41.5	39.8	160.5	154.3
Australian Mining Operations	4.4	2.3	11.0	8.3
Trading and Brokerage Operations	5.6	6.3	21.4	24.8

Total (1)	64.6	61.4	247.6	239.9

Revenues per Ton — Mining Operations
Eastern U.S.	$37.96	$32.53	$37.24	$33.10
Western U.S.	10.66	10.74	10.61	10.45
Total — U.S.	17.22	16.11	17.38	16.20
Australia	64.31	91.20	76.83	72.19
Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$32.24	$25.84	$30.21	$25.97
Western U.S.	7.47	7.50	7.66	7.47
Total — U.S.	13.42	12.02	13.40	12.17
Australia	43.82	46.76	51.46	47.74
Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$5.72	$6.69	$7.03	$7.13
Western U.S.	3.19	3.24	2.95	2.98
Total — U.S.	3.80	4.09	3.98	4.03
Australia	20.49	44.44	25.37	24.45

Operating Profit per Ton	$2.22	$2.56	$2.68	$2.16

	Dollars in Millions
EBITDA — U.S. Mining Operations	$207.8	$215.9	$857.2	$833.7
EBITDA — Australian Mining Operations	89.5	101.2	278.4	202.6
EBITDA — Trading and Brokerage Operations	15.9	23.4	92.6	43.1
EBITDA — Resource Management (3)	32.5	(7.2)	112.3	75.2
Selling and Administrative Expenses	(57.1)	(54.4)	(175.9)	(189.8)
Other Operating Costs, Net (4)	(17.1)	(25.7)	(84.2)	(94.4)
EBITDA	271.5	253.2	1,080.4	870.4
Depreciation, Depletion and Amortization	(114.2)	(83.7)	(377.2)	(316.1)
Asset Retirement Obligation Expense	(14.2)	(12.1)	(40.1)	(35.9)
Operating Profit	143.1	157.4	663.1	518.4
Operating Cash Flow (5)	161.4	273.9	595.7	672.3
Coal Reserve Lease Expenditures	—	—	178.2	118.4
Capital Expenditures (6)	185.3	156.1	477.7	384.4

(1)	Metallurgical sales totaled 3.1 million tons and 12.3 million tons for the fourth quarter and year ended December 31, 2006, respectively, compared with 2.7 million tons and 11.1 million tons in the prior year. Total non-U.S. sales were 6.7 million tons and 20.2 million tons for the fourth quarter and year ended December 31, 2006, respectively, compared with 5.3 million tons and 20.2 million tons in the prior year.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(4)	Primarily includes costs associated with post-mining activities and income from an equity interest in a Venezuelan joint venture.

(5)	Prior-year operating cash flow has been adjusted to conform with the current-year presentation. Beginning with the adoption of Statement of Financial Accounting Standard 123(R) “Share-Based Payment (revised 2004)” on January 1, 2006, the tax benefit of stock option exercises, previously presented in operating cash flow, is presented as a cash flow from financing activities.

(6)	Excludes acquisitions.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
December 31, 2006, September 30, 2006 and December 31, 2005

	(Unaudited)		(Unaudited)
(Dollars in Millions)	December 31, 2006		September 30, 2006	December 31, 2005
Cash and Cash Equivalents	$326.5		$317.4	$503.3
Receivables	358.2		244.7	221.5
Inventories	215.4		181.5	389.8
Assets from Coal Trading Activities	150.4		96.1	146.6
Deferred Income Taxes	107.0		94.1	9.0
Other Current Assets	116.8		84.4	54.4

Total Current Assets	1,274.3		1,018.2	1,324.6
Net Property, Plant, Equipment and Mine Development	7,551.5		5,565.5	5,177.7
Investments and Other Assets	688.3		644.8	349.7

Total Assets	$9,514.1		$7,228.5	$6,852.0

Current Maturities of Debt	$95.8		$77.7	$22.6
Liabilities from Coal Trading Activities	126.7		80.7	132.4
Accounts Payable and Accruals	1,145.0		853.0	867.9

Total Current Liabilities	1,367.5		1,011.4	1,022.9
Long-Term Debt	3,168.1		1,624.9	1,382.9
Deferred Income Taxes	195.2	(1)	254.4	338.5
Other Long-Term Liabilities	2,411.5	(1)	1,952.7	1,926.7

Total Liabilities	7,142.3		4,843.4	4,671.0
Minority Interests	33.3		15.5	2.5
Stockholders’ Equity	2,338.5	(1)	2,369.6	2,178.5

Total Liabilities and Stockholders’ Equity	$9,514.1		$7,228.5	$6,852.0

The balance sheet at September 30, 2006 includes the acquisition of a 19.99% interest in Excel Coal Limited (“Excel”). The balance sheet as of December 31, 2006 consolidates Excel, by line item, reflecting the acquisition of the remaining shares of Excel during October 2006.
(1) On December 31, 2006, the company adopted Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires us to record unfunded pension and other post-employment obligations. The impact of this standard on the company’s consolidated balance sheet is an increase in other long-term liabilities of $376.1 million, reduction in deferred income tax liability of $149.5 million and reduction in stockholders’ equity of $226.6 million.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters and Years Ended December 31, 2006 and 2005

	Quarter Ended		Year Ended
	December	December	December	December
(Dollars in Millions)	2006	2005	2006	2005
EBITDA	$271.5	$253.2	$1,080.4	$870.4
Depreciation, Depletion and Amortization	114.2	83.7	377.2	316.1
Asset Retirement Obligation Expense	14.2	12.1	40.1	35.9
Interest Income	(6.7)	(4.2)	(12.7)	(10.6)
Interest Expense	64.0	26.8	143.4	102.9
Early Debt Extinguishment Costs	1.7	—	1.4	—
Income Tax Provision (Benefit)	(92.4)	(28.3)	(81.5)	0.9
Minority Interests	1.5	0.9	11.8	2.5

Net Income	$175.0	$162.2	$600.7	$422.7

Reconciliation of EBITDA to Net Income — 2007 Targets (Unaudited)

	Quarter Ended March 31, 2007		Year Ended December 31, 2007
	Targeted Results		Targeted Results
(Dollars in Millions, Except Per Share Data)	Low	High	Low	High
EBITDA	$275	$325	$1,200	$1,450
Depreciation, Depletion and Amortization	117	119	481	487
Asset Retirement Obligation Expense	10	8	36	35
Interest Income	(3)	(4)	(11)	(13)
Interest Expense	61	59	238	236
Income Tax Provision (Benefit)	14	16	(135)	(61)
Minority Interests	8	6	20	19

Net Income	$68	$121	$571	$747

Diluted Earnings Per Share	$0.25	$0.45	$2.10	$2.75

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.